Exhibit 99.1

NEWS RELEASE
102 Duffy Avenue, Hicksville, NY 11801 • Phone: (516) 683-4420 • www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact: Salvatore J. DiMartino (516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES THE APPOINTMENT OF MARSHALL LUX TO ITS BOARD OF DIRECTORS

Hicksville, N.Y., February 28, 2022 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company” or “NYCB”) today announced the appointment of Marshall Lux – a prominent and highly-regarded financial services industry professional – to the Boards of Directors of the Company and its main banking subsidiary, New York Community Bank (the “Bank”), effective immediately. He was also named to the Audit Committee and the Risk Assessment Committee.

Mr. Lux has a long and distinguished career in financial services, spanning nearly 40 years and encompassing a wide spectrum of industry subsectors, including commercial banking, consumer finance, insurance, broker/dealers, wealth and asset management, credit cards, private equity, and FinTech. After attending Princeton University and Harvard Business School, in 1986, he started his career at McKinsey & Co., where he advised companies on core strategies and operational issues, including with respect to consumer protection, mergers and merger integration, new product development, expense management, and capital initiatives. Mr. Lux’s experiences at McKinsey also included advising financial institutions on various risk and compliance matters, including consumer compliance relating to retail banking, mortgage lending, and other consumer lending.

He left McKinsey as a Senior Partner after over 20 years to join JP Morgan as Global Chief Risk Officer for Chase Consumer Bank, where he served from 2007 to 2009, managing a staff of 10,000 employees around the world, reporting directly to the board of directors, and working closely on the Consumer Bank’s risk strategy with CEO Jamie Dimon. During his tenure, he developed a number of risk mitigation strategies and models frequently interacting with various regulatory agencies regarding the bank’s consumer compliance practices and helping to successfully steer the bank through the mortgage crisis.

He left JP Morgan in 2009 to return to his consulting roots, with the Boston Consulting Group (“BCG”), where he was the firm’s first directly elected Senior Partner. At BCG, Mr. Lux continued his focus on advising financial services companies, including residential mortgage lenders and other consumer credit providers regarding various consumer compliance matters. He finished his full-time professional career in 2014 with BCG, where he remains a Senior Advisor.

Commenting on Mr. Lux’s appointment to the Company’s and the Bank’s Boards of Directors, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi stated, “Marshall is a highly respected finance professional and a thought leader in the financial services industry. He possess all the qualities one would want in a director – a comprehensive knowledge of the industry, significant hands-on experience, a thorough understanding of our Company and its strategies, and an in-depth regulatory background. I know that his knowledge, thoughtfulness, and unique work experiences will be most important in helping us to fulfill our substantial commitments to our customers, communities, and our shareholders.”

He currently is a member of several boards, including Mphasis, a publicly-traded global IT company, DHB Capital, a public SPAC, and Kapitus, a privately-held small business lender. He is also a director of the Guardian Life Mutual Funds Board, which is a part of the Guardian Life Insurance Company. In addition to his board responsibilities, he advises a number of FinTech companies involved in payment systems, mortgage lending, digital assets, cyber security, and wealth management.

Mr. Lux is also a fellow at Harvard University, where he teaches and writes. He is a prolific writer having authored or co-authored ten papers to date. Some of his most significant articles focus on consumer compliance and the uniquely important role of community banks in the residential and small business lending markets. His expertise has also been recognized by the public sector, where he has advised the Federal Reserve Board, the 9/11 Commission, and has also testified before Congress on a number of financial topics.

“We look forward to gaining the benefit of Marshall’s knowledge, expertise, and decades-long experience,” Mr. Cangemi continued, “as he joins our Boards of Directors and as a member of the Audit and Risk Assessment Committees.”

About New York Community Bancorp, Inc.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2021, the Company reported assets of $59.5 billion, loans of $45.7 billion, deposits of $35.1 billion, and stockholders’ equity of $7.0 billion.

Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.